Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Malcom F. Moore
President and Chief Operating Officer
262-334-6648

News Release

GEHL COMPANY ANNOUNCES DEPARTURE OF
CHIEF FINANCIAL OFFICER, THOMAS RETTLER

WEST BEND, WI, March 18, 2008 – Gehl Company (NASDAQ GSM: GEHL), today announced that Thomas M. Rettler has resigned as Vice President and Chief Financial Officer of the Company, effective April 11, 2008, to accept a position as Senior Vice President and Chief Financial Officer of Menasha Corporation, located in Neenah, Wisconsin. Rettler, 47, joined Gehl in 2004 as the Company’s Vice President and Chief Financial Officer. Gehl President and Chief Operating Officer, Malcolm F. Moore, will assume the additional duties of CFO until a successor is named.

“Tom Rettler has been an excellent CFO and has played an instrumental role in Gehl Company’s growth since joining the Company in 2004", said Gehl Company Chairman and Chief Executive Officer, William D. Gehl. “We are grateful for his leadership in building a strong finance team, and we wish him well in his new position.”

“The decision to accept the opportunity presented by Menasha Corporation and leave Gehl Company was a difficult one, as Gehl is a great company with a talented leadership team and a dedicated group of employees. I have enjoyed my time at Gehl and I thank all of the employees for their support over the past three plus years”, said Rettler.

Gehl Company will begin the search for a new Chief Financial Officer immediately.

About Gehl Company

        Gehl Company (Nasdaq GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).